EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-37385, 333-24941, 333-66445, 333-69241, 333-77725, 333-77723, 333-87301, 333-92257, 333-36278, 333-36286, 333-60010, 333-67646, 333-86772 and 333-107452) pertaining to the 1997 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan and the Registration Statements (Form S-3 Nos. 333-58439, 333-63117, 333-66443, 333-34956, 333-92085, 333-32348, 333-40582, 333-67644 and 333-83642) of BEA Systems, Inc. of our report dated February 18, 2004, with respect to the consolidated financial statements and schedule of BEA Systems, Inc. included in this Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/ Ernst & Young LLP

San Francisco, California

April 13, 2004